October 30, 2009

Dr. Christopher F. Tirotta, M.D.
American Scientific Resources, Inc.
Resources 1112 Weston Rd.
Unit 278
Weston, Florida 33326

Re: Retainer for Legal Representation

Dear Dr. Tirotta:

This letter sets forth our understanding whereby American Scientific Resources, Inc. ("You" or the "Company"), has engaged this Firm to represent the Company in connection with a registration statement on the Form S-1 ("Registration Statement"). Such representation shall cover the preparation of the Registration Statement, conferences, correspondence and telephone conversations with corporate officers and consultants. The representation will not cover the preparation, drafting or revision of any documents, which, in our sole discretion, are not contemplated above. You will be advised of the need for such additional work before it is commenced by us. Such additional work will be billed to you at our hourly rate or at a flat rate to be agreed upon between us.

1. In consideration of the legal services to be rendered on your behalf, in connection with the preparation and filing of the Registration Statement, You agree to pay Sichenzia Ross Friedman Ference LLP (the "Firm") a $7,500 cash fee which is due upon your execution of this engagement letter and to issue to Sichenzia Ross Freidman Ference LLP 5,000,000 shares of the Company's restricted common stock (the "Shares"), which Shares shall be issued and delivered to us within five days of the date of this engagement letter.

2. At your request, we may also undertake to represent you with respect to other ongoing and new matters ("New Matters"). We will discuss such New Matters with you before work is commenced by us. Such New Matters will be billed to you at either our hourly rate or at a fixed project rate or monthly rate to be agreed to in advance of such work being performed.

For any New Matters, which are billed on the basis of hourly fees, we shall keep records of the time we expend on your matter and will bill you for this time on a monthly basis. You will receive a monthly statement, detailing the services performed.

We assign hourly rates for each member of our legal staff based upon years of experience, specialization and level of professional attainment. The rates per hour of those persons who are expected to work on your matters are $175.00 per hour for paralegals, $250.00 to $475.00 per hour for associates and $500.00 to $600.00 for partners.

All charges will be made in units of one-tenth (1/10) of an hour, with a minimum charge of one-tenth of an hour and will be applied to every activity performed on your behalf.

3. The fees set forth above do not include out-of-pocket and incidental costs and expenses such as photocopying, filing fees, travel, long-distance telephone calls, computer research fees, messenger charges, court costs, facsimile charges and the like. Of course, You will be aware of the progress of the case and will be aware of these expenditures. We shall keep records of the funds advanced for your account and will bill You monthly therefore or, in the case of certain expenses such as filing costs, You will be requested to provide such amounts in advance. You agree to pay all expenses advanced by the Firm on a monthly basis and to provide expenses in advance to the extent requested by the Firm.

4. We will consult with You on all major decisions and will attempt to keep You fully informed of the status of the preparation of documents, if any, as well as our recommended strategies. You should feel free to call at any time if You have any questions or wish to discuss any aspect of these matters.

5. This Agreement shall be governed by the laws of the State of New York and venue for any controversy or claim arising out of or relating to this Agreement shall be in New York County, New York. In the event that a controversy or claim arises out of or relates to this Agreement, then it is agreed and understood that same shall be determined in accordance with the laws of the State of New York and by a court of competent jurisdiction in the County of New York. If there is a fee dispute, you may be entitled to have the dispute resolved through arbitration, pursuant to Part 137 of the Rules of the Chief Administrator of the Courts of the State of New York.

6. The payment of fees to us in the form of your shares of Common Stock necessities our informing you of the following:

(i) Our Firm may generally be retained on either an hourly or flat fee basis, and that in either such case we may be paid in the form of cash and/or securities of the Company. After discussing these matters with you, and at your request, we may agree to accept payment from you for our services in the form of a combination of cash and securities of the Company. For the specific services outlined herein, we have reached this arrangement after giving consideration to the Company's need to preserve and maintain cash for its continued business operations;

(ii) You acknowledge and understand that the value of the securities may increase or decrease and you also recognize that the value that we may ultimately receive from the sale of such securities may be greater or lesser than the fees that we would otherwise have charged for such matters if you were to have paid us cash for such services. As a result, you agree that such fee arrangements are reasonable in light of such circumstances and considerations;

(iii) As a result of our arrangement to be paid, in part, in the form of securities of the Company, we are required to inform you of the potential for a conflict of

interest that may arise by virtue of our financial, business or personal interests that may result from our being a shareholder of the Company, which interests may be different from the interests typically present in an attorney-client relationship. Accordingly, we are required to advise you of your right to seek independent counsel with respect to our fee arrangement, and to obtain your written consent to such agreed upon arrangement. Please note that we are not aware of anything that would indicate that our activities have been in any way limited or impaired by a financial interest of the firm or any lawyer in the firm. Nonetheless, before proceeding further, we felt that it was important that you consider the matters discussed in this letter.

If this arrangement meets with your approval, please sign the enclosed copy of this letter and return it to us along with payment. Naturally, if You have any questions, please feel free to contact us at any time.

Very truly yours,

SICHENZIA ROSS FRIEDMAN FERENCE LLP

By:________________________

Agreed and Accepted this
1st day of November, 2009

American Scientific Resources, Inc.

By:________________________
Name: Christopher F. Tirotta, MD, MBA
Title: CEO/Chairman